Exhibit (C)(9)
Preliminary Draft - Confidential Project Achieve Presentation to the Special Committee of the Board of Directors April 21, 2023

Preliminary Draft - Confidential These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of Arco Platform Limited (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Unless otherwise specified, all projections reflect Company management estimates as of April 2023.

Preliminary Draft - Confidential 104% 64% 48% 41% 31% 25% 23% 21% 86% 63% 43% 39% 32% 30% 24% 21% 86% 63% 43% 38% 28% 24% 20% 18% 104% 60% 41% 35% 25% 19% 17% 17% 79% 49% 40% 36% 28% 23% 21% 20% % Growth $314 $514 $758 $1,069 $1,403 $1,758 $2,158 $2,612 $314 $503 $712 $960 $1,203 $1,438 $1,687 $1,966 $287 $468 $668 $918 $1,176 $1,464 $1,751 $2,069 $287 $468 $670 $930 $1,224 $1,587 $1,968 $2,382 $- $500 $1,000 $1,500 $2,000 $2,500 $3,000 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E Projection Scenarios Comparison – Isaac (R$ in millions, "$" symbol indicates R$ throughout) Revenue Management Projections1 Illustrative Sensitivity Scenario (Delayed Business Term Loan) (12%) 11% 23% 28% 32% 35% 37% 39% (16%) 4% 12% 23% 28% 32% 33% 34% (16%) 4% 12% 23% 27% 31% 32% 33% (12%) 7% 19% 27% 32% 35% 37% 38% (6%) 10% 23% 31% 34% 35% 36% 37% % Margin ($38) $55 $174 $299 $449 $615 $798 $1,019 ($38) $34 $137 $255 $387 $500 $619 $751 ($46) $18 $81 $209 $319 $451 $557 $673 ($46) $18 $82 $214 $344 $511 $652 $807 ($200) $- $200 $400 $600 $800 $1,000 $1,200 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E Adj. EBITDA3 2 Oct. 2022 Projections4 Illustrative Sensitivity Scenario (Excl. Business Term Loan) Illustrative Sensitivity Scenario Source: Isaac projections per Arco management as approved for Evercore’s use by Special Committee as of February 23, 2023; Illustrative Sensitivity Scenario requested by Special Committee after discussion with Arco management and advisors reflects illustrative adjustments to Isaac projections per Arco management as approved for Evercore’s use by Special Committee as of February 23, 2023; Illustrative Sensitivity Scenario (Excl. Business Term Loan) and Illustrative Sensitivity Scenario (Delayed Business Term Loan) per Arco management 1. Management Projections as approved for Evercore’s use by Special Committee as of February 23, 2023 2. Based on projected 2022E revenue as of October 2022 3. Adj. EBITDA throughout this presentation (including for Arco and for Isaac, as the case may be) is EBITDA adjusted for stock-based compensation, one-time M&A expenses and other non-recurring expenses 4. October 2022 Adj. EBITDA includes projected cost synergies as of October 2022 ◼ Illustrative Sensitivity Scenario (Delayed Business Term Loan) assumes the Business Term Loan product launch occurs in 2025 ◼ Illustrative Sensitivity Scenarios (1) excluding and (2) delaying the Business Term Loan product both include additional refinements to the Isaac model vs. the Management Projections1 based on recent contracts, macro conditions and increased visibility into Isaac’s operations post-acquisition as discussed further on following pages 1

Preliminary Draft - Confidential

Arco Management Projections[1] for Isaac vs. Illustrative Sensitivity Scenario (Delayed Business Term Loan) – Revenue

2030E Isaac Revenue by Product

(R$ in millions, "$" symbol indicates R$ throughout)



A
B
C
D
$2,612
$67
$435
$336
$1,773
($97)
($18)
($122)
$8
$2,382
$75
$313
$318
$1,676
Management Projections
Revenue Guarantee
Cash Advance
Business Term Loan
Software
Illustrative Sensitivity Scenario (Delayed BTL)

Commentary

(R$, "$" symbol indicates R$ throughout)

- **A** Modestly lower average students per school (391 vs. 410 in 2030) and average monthly tuition ($749 vs. $756 in 2030) based on recent contracts and refined assumptions for 2023
- **B** Decreased average loan amount per school ($351m vs $372m in 2030) as a result of a lower number of students and tuition per school
- **C** Business term loan launch delayed until 2025. While the product ramps at an accelerated pace, 2030 penetration of the school base[2] is lower (~35% vs ~46%)
- **D** Modestly reduced monthly recurring revenue per school is more than offset by an increased number of clients (schools), resulting in a slight revenue benefit, based on recent contracts and refined assumptions for 2023

Source: Isaac projections per Arco management as approved for Evercore's use by Special Committee as of February 23, 2023; Illustrative Sensitivity Scenario (Delayed Business Term Loan) per Arco management
Note: 2030 illustratively selected to highlight assumption differences between the Management Projections and Illustrative Sensitivity Scenario (Delayed Business Term Loan)
1. Management Projections as approved for Evercore's use by Special Committee as of February 23, 2023
2. Penetration of the school base calculated as # of schools with a loan divided by total Isaac operating schools
3. 2030 selected as illustrative year to highlight assumption differences between scenarios

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Preliminary Draft - Confidential

Arco Management Projections[1] for Isaac vs. Illustrative Sensitivity Scenario (Delayed Business Term Loan) – Expenses

(R$ in millions, "$" symbol indicates R$ throughout)

2030E Expense Comparison

	Management Projections	Illustrative Sensitivity Scenario (Delayed BTL)
Revenue	**$2,612**	**$2,382**
Cost of Serving	($49)	($67)
(A) FIDC Sr Tranche Yield	(238)	(290)
FIDC Maintenance Fee	(34)	(28)
(B) PCL - Rev. Guarantee	(828)	(681)
(B) PCL - Credit	(169)	(107)
Other	(14)	(14)
Gross Profit	**$1,280**	**$1,195**
% Gross Margin	*49.0%*	*50.2%*
(C) Personnel	($132)	($184)
(D) SG&A	(129)	(171)
Subsidiaries	-	(35)[2]
Operating Expenses	**($261)**	**($389)**
% Revenue	*(10.0%)*	*(16.3%)*
Adj. EBITDA	**$1,019**	**$807**
% EBITDA Margin	*39.0%*	*33.9%*

Commentary

- Gross margin is expected to be relatively unchanged in 2030 primarily due to two largely off-setting factors:
  - (A) On the one hand, a less favorable credit and macro environment has driven interest rates higher, resulting in expectations of more expensive borrowing costs (11.6% vs 7.5% interest rate in 2030)
  - (B) On the other hand, the % provision for credit losses is expected to be lower in the Delayed BTL scenario (3.6% vs 4.1%) as a result of better-than-expected recent cohort results, and is applied to a smaller loan portfolio
- Operating expenses are expected to increase from ~10% to ~16% of revenue, driven by an expectation from management that the benefits of scale and integration will be more limited
  - (C) Total headcount is expected to be ~13% higher by 2030 relative to Management Projections, mostly due to increased hiring across customer service, B2C and B2B functions. Personnel expense is expected to be ~7.7% of revenue in 2030 for the Delayed BTL scenario vs ~5.1% in the Management Projections scenario
  - (D) Delayed BTL scenario assumes a more conservative reduction in G&A as a % of revenue and higher CAC over the forecast compared to Management Projections, partially as a result of higher headcount and salaries

Source: Isaac projections per Arco management as approved for Evercore's use by Special Committee as of February 23, 2023; Illustrative Sensitivity Scenario (Delayed Business Term Loan) per Arco management
Note: 2030 illustratively selected to highlight assumption differences between the Management Projections and Illustrative Sensitivity Scenario (Delayed Business Term Loan)
1. Management Projections as approved for Evercore's use by Special Committee as of February 23, 2023
2. Expenses related to subsidiaries were embedded within personnel and SG&A expenses in the Management Projections

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Preliminary Draft - Confidential 2022A 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E Revenue $1,929 $2,436 $3,009 $3,658 $4,419 $5,249 $6,084 $6,997 $8,034 $9,016 $9,914 $10,698 % Growth 51% 26% 24% 22% 21% 19% 16% 15% 15% 12% 10% 8% Adj. EBITDA $537 $736 $971 $1,245 $1,542 $1,884 $2,237 $2,613 $3,052 $3,426 $3,767 $4,065 % Margin 28% 30% 32% 34% 35% 36% 37% 37% 38% 38% 38% 38% CapEx $201 $224 $234 $262 $283 $321 $353 $402 $458 $514 $565 $610 % of Revenue 10% 9% 8% 7% 6% 6% 6% 6% 6% 6% 6% 6% Adj. EBITDA - CapEx $336 $513 $738 $982 $1,259 $1,563 $1,885 $2,211 $2,594 $2,912 $3,202 $3,455 % Margin 17% 21% 25% 27% 29% 30% 31% 32% 32% 32% 32% 32% Memo: Unlevered Free Cash Flow NOPAT $300 $449 $630 $709 $888 $1,081 $1,288 $1,545 $1,664 $1,837 $1,988 (+) D&A 311 359 409 461 515 561 606 627 695 758 814 (-) CapEx (224) (234) (262) (283) (321) (353) (402) (458) (514) (565) (610) (-) Capital Allocation - Credit (Isaac) (27) (60) (102) (64) (35) (87) (109) 75 61 69 76 (-) Change in Operational NWC (221) (240) (270) (309) (379) (426) (477) (535) (491) (449) (392) Unlevered Free Cash Flow $139 $275 $405 $514 $669 $776 $906 $1,254 $1,416 $1,650 $1,875 % Conversion 19% 28% 33% 33% 35% 35% 35% 41% 41% 44% 46% Arco + Isaac Summary of Management Projections1 Source: Arco + Isaac projections per Arco management as approved for Evercore’s use by Special Committee as of February 23, 2023; Arco historical financials per Arco management 1. Management Projections as approved for Evercore’s use by Special Committee as of February 23, 2023 2. 2022 financials and metrics illustratively include Isaac as if the acquisition occurred on January 1, 2022 3. Reflects updated assumptions for D&A, cash expenses and goodwill tax amortization as of April 10, 2023 4. NOPAT stands for Net Operating Profit After Tax 5. Cash outflow / inflow associated with Isaac using / receiving capital to fund credit 6. Illustratively treats all stock-based compensation as a cash expense 6 2 4 5 4 (R$ in millions, "$" symbol indicates R$ throughout) 3

Preliminary Draft - Confidential

Arco + Isaac Summary of Illustrative Sensitivity Scenario (Delayed Business Term Loan)

(R$ in millions, "$" symbol indicates R$ throughout)

	2022A[1]	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	**$1,929**	**$2,408**	**$2,964**	**$3,570**	**$4,280**	**$5,070**	**$5,912**	**$6,807**	**$7,805**	**$8,757**	**$9,640**	**$10,396**
% Growth	*51%*	*25%*	*23%*	*20%*	*20%*	*18%*	*17%*	*15%*	*15%*	*12%*	*10%*	*8%*
Adj. EBITDA	**$537**	**$729**	**$934**	**$1,152**	**$1,457**	**$1,779**	**$2,133**	**$2,467**	**$2,840**	**$3,197**	**$3,526**	**$3,811**
% Margin	*28%*	*30%*	*32%*	*32%*	*34%*	*35%*	*36%*	*36%*	*36%*	*37%*	*37%*	*37%*
CapEx	**$201**	**$228**	**$244**	**$260**	**$277**	**$319**	**$363**	**$409**	**$461**	**$499**	**$531**	**$554**
% of Revenue	*10%*	*9%*	*8%*	*7%*	*6%*	*6%*	*6%*	*6%*	*6%*	*6%*	*6%*	*5%*
Adj. EBITDA - CapEx	**$336**	**$501**	**$691**	**$892**	**$1,180**	**$1,459**	**$1,770**	**$2,058**	**$2,379**	**$2,698**	**$2,995**	**$3,257**
% Margin	*17%*	*21%*	*23%*	*25%*	*28%*	*29%*	*30%*	*30%*	*30%*	*31%*	*31%*	*31%*

Memo: Unlevered Free Cash Flow

	2022A[1]	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
NOPAT[2]		**$293**	**$422**	**$561**	**$670**	**$821**	**$1,015**	**$1,195**	**$1,409**	**$1,544**	**$1,740**	**$1,917**
(+) D&A		310	358	407	458	512	556	600	620	649	665	667
(-) CapEx		(228)	(244)	(260)	(277)	(319)	(363)	(409)	(461)	(499)	(531)	(554)
(-) Capital Allocation - Credit (Isaac)[3]		(46)	40	17	(102)	(82)	(63)	(65)	27	31	35	38
(-) Change in Operational NWC		(206)	(244)	(284)	(329)	(379)	(427)	(478)	(536)	(508)	(464)	(404)
(-) Change in Other Assets / Liabilities (Isaac)		(22)	(18)	(12)	(6)	(26)	(29)	(39)	(46)	(54)	(61)	(67)
Unlevered Free Cash Flow[4]		**$101**	**$314**	**$430**	**$413**	**$526**	**$688**	**$804**	**$1,014**	**$1,162**	**$1,383**	**$1,599**
% Conversion		*14%*	*34%*	*37%*	*28%*	*30%*	*32%*	*33%*	*36%*	*36%*	*39%*	*42%*

Source: Illustrative Sensitivity Scenario (Delayed Business Term Loan) per Arco management; Arco historical financials per Arco management
1. 2022 financials and metrics illustratively include Isaac as if the acquisition occurred on January 1, 2022
2. NOPAT stands for Net Operating Profit After Tax
3. Cash outflow / inflow associated with Isaac using / receiving capital to fund credit
4. Illustratively treats all stock-based compensation as a cash expense

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